Exhibit 10.1
German American Bancorp, Inc.
Director Compensation Arrangements
Effective July 1, 2023

German American Bancorp, Inc. (the “Company”) compensates the non-employee members of its Board of Directors (the “Board”) for their service to the Company and the Company’s subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year.
Following a recommendation made by the Board’s Governance/Nominating Committee, the Board has approved a $25,000 annual cash retainer for the services of each non-employee director, plus, in the case of the lead independent director of the Board and certain Board committee chairs, a supplemental cash retainer in the amounts described below. The cash retainers are deemed earned immediately upon receipt by a director, regardless of the number of meetings actually held or attended during the new service period.
The supplemental annual cash retainers to be paid for leadership roles include: (a) $25,000 to the Board’s lead independent director; (b) $10,000 to the Chair of the Board’s Audit Committee; (c) $5,000 to the Chair of the Board’s Governance/Nominating Committee; (d) $7,500 to the Chair of the Board’s Compensation/Human Resources Committee; (e) $7,500 to the Chair of the Board’s Credit Risk Management Committee; and (f) $3,000 to the Chair of the Company’s Finance & Asset/Liability Management Committee.
In addition, the Company will pay to each non-employee director an attendance fee of $850 for each Board committee meeting that he or she attends during the service period and, to the extent applicable, an additional (a) $850 for each meeting that he or she attends of the board of directors of (i) German American Bank (the Company’s bank subsidiary) or any committee or regional advisory board thereof, and (ii) German American Insurance, Inc., and (b) $425 for each meeting that he or she attends of (i) the board of directors of German American Investment Services, Inc., and (ii) the Wealth Advisory (Trust) Oversight Committee. Members of the Board who attend a session of any Board committee that is held concurrently with a session of any other Board committee or of a committee of the board of directors of the Company’s bank subsidiary (German American Bank) will receive a single meeting fee of $850 for the combination of the concurrent meetings.
Additionally, those non-employee directors who travel from their primary residence or principal place of business, which is located outside of Dubois County, Indiana or the Indiana counties immediately adjacent to Dubois County, will be paid a $50 travel allowance in connection with his/her in-person attendance at board or assigned committee meetings.
Finally, the Board will consider, at its regular meeting to be held in December, the award of additional retainers in the form of grants (under the Company’s 2019 Long-Term Equity Incentive Plan) of restricted common stock of the Company to the non-employee directors with a market value of not more than $40,000 per director. The Board decision to be made in December as to whether to grant such additional retainers in the form of restricted stock (and if so, how much) should be determined at that time based on the Board’s perception of prevailing financial conditions (including the Company’s then-expected operating results for the current fiscal year) and such other factors as the Board may then deem relevant. Each grant of restricted stock, if and when granted and issued, would not be transferable prior to the one-year anniversary of the grant date, and would be fully forfeited were a director not to continue in service as a director of the Company through such one-year anniversary, for any reason other than death or disability, and would be subject to a 50% forfeiture (for any reason other than disability) should a director fail to attend in person a certain percentage of meetings of the boards and committees on which he or she was a member during the annual period commencing on January 1 of the following year, or fail to attend (other than by reason of disability, illness or bona fide emergency) the Company’s Annual Meeting of Shareholders held in such year. Notwithstanding the foregoing, in any award resolution, the Board may specify (in lieu of the one-year anniversary date specified above) the date of the upcoming Annual Meeting of Shareholders as the date for measuring vesting of the restricted stock award for any director who will not be standing for re-election at such Annual Meeting as a result of reaching the retirement age set forth in the Company’s Bylaws or otherwise electing early retirement from the Board.
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